Extension of Due Date of Promissory Note

February 9, 2016

America Greener Technologies, Inc.
254 South Mulberry Street
Suite 113
Mesa, AZ 85202

Good Afternoon James Corrigan

This letter will confirm my oral agreement to extend the maturity date of that certain 3% convertible note maturing on June 30th 2014 in the principal amount of $ 64,000.00 to be extended to July 1st 2016.

Sincerely, Mr. James Corrigan